BioAmber Announces CFO Transition

Montreal, Canada, March 31, 2017. BioAmber Inc. (NYSE : BIOA) announced today that the Company has entered into a mutual separation agreement with Mario Saucier, in connection with his departure from his role of Chief Financial Officer effective March 28, 2017.

BioAmber intends to initiate a search for a replacement CFO and until such time, Raymond J. Land, the current Chairman of the Board, has been appointed as the company’s interim Chief Financial Officer effective March 28, 2017. Mr. Land has served on BioAmber’s Board since 2011. Prior to his retirement, Mr. Land served as Sr. VP and CFO of Clarient, Inc., a cancer diagnostics company, Sr. VP and CFO of Safeguard Scientifics, Inc., a venture capital firm, and Sr. VP and CFO for Genencor International Inc., from 1997 until its acquisition in 2005. Mr. Land has also held various positions at Campbell Soup Company Inc. and at Coopers & Lybrand, an accounting firm. – See more at: http://investor.bio-amber.com/#committees

About BioAmber

BioAmber (NYSE: BIOA) is a renewable materials company. Its innovative technology platform combines biotechnology and catalysis to convert renewable feedstock into building block materials that are used in a wide variety of everyday products including plastics, paints, textiles, food additives and personal care products.  For more information visit www.bio-amber.com

Forward-Looking Statements

This press release contains forward-looking statements, which are subject to substantial risks, uncertainties and assumptions.   All statements other than statements of historical fact contained in this press release are forward-looking statements, including our plans for our search for a full-time CFO.  These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions.  Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond BioAmber’s control.  BioAmber’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the events and circumstances reflected in the forward-looking statements will be achieved or occur and the timing of events and circumstances and actual results could differ materially from those projected in the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements.  All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.  For additional disclosure regarding these and other risks faced by BioAmber, see disclosures contained in BioAmber's public filings with the SEC including, the "Risk Factors" section of BioAmber's most recent Annual Report on Form 10-K.

BioAmber Investor Contact

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Roy McDowall

Sr. VP Business Development

514-844-8000 Ext. 260

roy.mcdowall@bio-amber.com

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